Share Purchase Agreement Casa Communications Holdings Pty Ltd (Administrators Appointed) ACN 632 732 659 DZS Inc.

Annexures  Annexure A Transaction Support DOCA  Annexure B Distribution DOCA  Annexure C Casa Tech DOCA

4 Title Share Purchase Agreement Date 3 May 2024 Parties Casa Communications Holdings Pty Ltd (Administrators Appointed) ACN 632 732 659 of c/ Cor Cordis, Suite 26.03 Level 26, 6 O'Connell Street, Sydney NSW 2000, Australia (Seller) DZS Inc. of 5700 Tennyson Pkwy, Suite 400, Plano, Texas USA (Buyer) Recitals A The Seller is the registered holder and beneficial owner of the Sale Shares. B The External Administrators were appointed as joint and several administrators of the Seller and the Target Company on 11 March 2024. C The Seller and the Buyer enter into this Agreement for the sale of the Sale Shares. Operative provisions 1. Definitions and interpretation Definitions 1.1 In this Agreement, unless the context otherwise requires: 2% Buffer has the meaning given to that term in clause 8.20. Additional Consideration means a total of up to USD 3,000,000 to be paid by the Buyer to the Seller on the terms of Schedule 6 subject to the applicable Additional Consideration Thresholds being reached or exceeded during the Additional Consideration Period. Accounting Standards means: (a) the accounting standards applicable for the purposes of the Corporations Act; and (b) the requirements of the Corporations Act for the preparation and content of financial statements, directors' reports and auditor's reports. Additional Consideration Payment Date has the meaning given to that term in Schedule 6. Additional Consideration Period has the meaning given to that term in Schedule 6. Additional Consideration Thresholds means the thresholds listed in column B of paragraph 3 of Part B of Schedule 6. Agreed Customer Purchase Orders has the meaning given to that term in clause 5.4(b). Appointment Date has the meaning given to that term in clause 12.10(a). ASIC means the Australian Securities and Investment Commission.

5 Assessment Period End Date has the meaning given to that term in clause 3.10. Bank Guarantees means the following bank guarantees provided by the Target Company to each of: (a) ESR Investment Nominees 3 (Australia) Pty Ltd, in the amount of AUD 212,599; (b) SAS Trustee Corporation Pooled Fund and Perpetual Trustee Company Limited, in the amount of AUD 67,666; and (c) Perpetual Trustee Company Limited and New South Wales Treasury Corporation, in the amount of AUD 116,062.12. Bonus Amounts means the bonuses and/or commissions which may become due to certain employees of the Seller Group in the period from the date of this Agreement and prior to Completion in accordance with the terms applicable to the relevant bonus and/or commission. Books and Records means originals and copies of all registers, books, reports, correspondence, files, records, tax returns, accounts, documents, data and other materials held or existing in any form or medium in the possession or control of the Target Group, about or used in connection with the Business. Business means the business conducted by the Target Group and certain members of the Seller Group (and, prior to the Appointment Date, certain members of the Extended Group) as at the date of this Agreement, namely the design, development, manufacturing and marketing of devices and services related to services used in the provision of fixed wireless broadband, fibre to the distribution point, machine-to-machine technologies and residential broadband internet devices to customers. Buyer Claim means any Claim by the Buyer against the Seller under or in connection with this Agreement, including a Claim for breach of any warranty in clause 9.1 or any other term of this Agreement. Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, Australia and Plano Texas, United States of America. Buyer Group means the Buyer and its Related Bodies Corporate (and a member of the Buyer Group means any one of them), including after Completion the Target Group. Buyer Group Member means any member of the Buyer Group. Buyer's Solicitors means Baker McKenzie of Tower One – International Towers Sydney, Level 46, 100 Barangaroo Avenue, Barangaroo NSW 2000. Buyer Transferred Asset has the meaning given to that term in clause 8.1. Calculation End Date has the meaning given to that term in clause 3.10. Calculations has the meaning given to that term in clause 3.9(a). Casa Consent Contracts means each of the contracts with each counterparty listed in Part A of Schedule 3. Casa Consenting Counterparty means each party to a Casa Consent Contract other than Casa Holdings.

6 Casa Holdings means Casa Systems, Inc. Casa Tech DOCA means a deed of company arrangement between Casa Technologies and the External Administrators (in their capacity as deed administrators and voluntary administrators) on the same, or the substantially the same, form set out in Annexure C. Casa Technologies means Casa Technologies Pty Ltd ACN 632 730 020. Claim means any claim, cost allegation, cause of action, proceeding, liability, suit or demand made against the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent. Claims Novation Deed means the novation deed between the Target Company, the Seller and each Netcomm Group Creditor (as defined therein) in the agreed form attached to this Agreement as Schedule 9. Collection Period has the meaning given to that term in clause 3.18(b). Completion means completion of the sale and purchase of the Sale Shares under clause 7. Completion Amount means USD 7,000,000. Completion Date means either May 31, 2024, July 1, 2024, August 1, 2024, or any other date agreed in writing by the Seller and the Buyer. Completion IT Assets means the extracts (data dumps) and/or system access to certain data related to the Business from the systems listed in Part A of Schedule 7. Conditions Precedent means the conditions referred to in clause 4. Confidential Information means any information held in any form or medium relating to the Target Group or the Business, including all past, current and prospective financial, accounting, trading, marketing, technical, product and business information (including marketing and business strategies and methods of operation), trade secrets, know-how, prices, costs and details of contractual arrangements with employees, customers, suppliers or other persons, and other specialised information or proprietary matters, and in each case includes any information derived or generated from that information, such as analyses, studies and compilations. Confirmed Customer Purchase Orders has the meaning given to that term in clause 5.3. Consent Contracts means each of the contracts of the Target Company listed in Part A of Schedule 4. Consenting Counterparty means each party to a Consent Contract other than the Target Company. Consents has the meaning given to that term in clause 8.8. Consequential Loss means any: (a) loss of profit of a party to this Agreement; (b) loss of goodwill or business reputation of a party to this Agreement; (c) loss of opportunity; (d) loss of anticipated savings;

7 (e) punitive loss or damages, but does not include any: (f) Buyer Claim that may reasonably be considered to arise directly, naturally or in the usual course of things from the subject matter of the Buyer Claim; (g) loss of interest or direct earnings in relation to the subject matter of a Buyer Claim; or (h) reduction in the value of the Sale Shares. Contract Recipient has the meaning given to that term in clause 8.7. Corporations Act means the Corporations Act 2001 (Cth). Data Room means the data room named “Lighthouse” hosted by Datasite as at the date of this Agreement. Defaulting Party has the meaning given to that term in clause 7.9. Deliverables has the meaning given to that term in clause 7.5. Disputed Fully Paid Goods Portion has the meaning given to that term in clause 3.9(e). Distribution DOCA means a deed of company arrangement between the Seller and the External Administrators (in their capacity as deed administrators and voluntary administrators) on the same, or the substantially the same, form set out in Annexure B. Duty means any transfer, transaction or registration duty or similar charge of any nature which is imposed by any Government Agency, and any interest, expense, fine, penalty, charge or other amount which is imposed in relation to that duty or charge. DZS UK means DZS Limited (04200921) of 54 Portland Place, London, England, W1B 1DY. Employee means each of the employees of the Seller Group, Casa Holdings and Casa Systems Canada, Ltd as listed in Schedule 1 of this Agreement (as amended from time to time with the agreement of both parties), other than any employee listed in Schedule 1 who has resigned or has otherwise had their employment terminated as permitted under this Agreement. Excluded Contracts has the meaning given to that term in clause 8.9. Extended Group means the Seller Group, Casa Holdings and any of its Related Bodies Corporate. External Administrators means Catherine Conneely and Rahul Goyal of the firm Cor Cordis, Suite 26.03 Level 26, 6 O’Connell Street, Sydney NSW 2000, Australia, for the avoidance of doubt in their capacity as administrators, deed administrators or liquidators of the companies. Financing Change Statement has the meaning given in the PPSA. Final Fully Paid Goods Amount means the final Fully Paid Goods Amount agreed between the parties under clauses 3.9(d), 3.11 or 3.12 or otherwise determined under clause 3.15.

8 Final Fully Paid Goods Payment Date means the applicable payment date(s) of the Final Fully Paid Goods Amount (including the Undisputed Fully Paid Goods Amount (if applicable)) contemplated under clauses 3.9(d), 3.9(e), 3.11, 3.12 or 3.16. Forecasts mean any financial or operational forecasts, projections, estimates, budgets, business plans, opinions as to future performance or other statements relating to the financial or operational prospects of the Target Group or any part of it provided to the Buyer by or on behalf of the Seller or the External Administrators. Fully Paid Goods means all finished products that are fully paid for by the Target Group in the period commencing from the Appointment Date and ending immediately prior to Completion and not delivered by the Target Group to its customers prior to Completion (including, but not limited to, the arrangements with More Telecom Pty Ltd). Fully Paid Goods Amount has the meaning given to that term in clause 3.9(a). Government Agency means, whether foreign or domestic: (a) a government, whether federal, state, territorial or local or a department, office or minister of a government acting in that capacity; or (b) a commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal body, department, tribunal, entity or authority, whether statutory or not, and includes any self- regulatory organisation established under statute or any stock exchange. GST means the same as in the GST Law. GST Law means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or any like tax. Incoming Officer has the meaning given to that term in clause 7.3(b). Insolvency Event means, in respect of a person: (a) an administrator being appointed to the person; (b) a controller or analogous person being appointed to the person or any of the person’s property; (c) an application being made to a court for an order to appoint a controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous person to the person or any of the person’s property; (d) an appointment of the kind referred to in subparagraph (c) being made (whether or not following a resolution or application); (e) the holder of a Security Interest or any agent on its behalf, appointing a controller or taking possession of any of the person’s property (including seizing the person’s property within the meaning of section 123 of the PPSA) or otherwise enforcing or exercising any rights under the Security Interest or Chapter 4 of the PPSA; (f) the person being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand; (g) an application being made to a court for an order for its winding up;

9 (h) an order being made, or the person passing a resolution, for its winding up; (i) the person: (i) suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or (ii) being unable to pay its debts or otherwise insolvent; (j) the person taking any step toward entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors; (k) a court or other authority enforcing any judgment or order against the person for the payment of money or the recovery of any property; or (l) any analogous event under the laws of any applicable jurisdiction, unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved by the Seller. Liability means any liability or obligation (whether actual, contingent or prospective) irrespective of when the acts, events or things giving rise to the liability occurred. Loss means any debt or other monetary liability (including for Tax) or penalty, fine or payment or any damages, losses, costs (including legal costs on a solicitor and client basis), charges, outgoings or expenses of whatever description (including interest) however arising and whether present, unascertained, immediate, future or contingent, whether or not realised. Net Revenue has the meaning given to that term in Schedule 6. Non-Transferring Employee means any person engaged in the Business who is not an Employee or Transferring Employee (including but not limited to the persons listed in Schedule 2, as amended from time to time with the agreement of both parties). Other Consent Contracts mean each of the contracts of the Target Company listed in Part B of Schedule 4. Other IT Assets means the extracts (data dumps) and/or system access to certain data related to the Business from the systems listed in Part B of Schedule 7. Other Party has the meaning given to that term in clause 7.9. Post Completion Confirmed Customer Purchase Orders has the meaning given to that term in clause 5.4(c). PPS Security Interest means a security interest that is subject to the PPSA. PPSA means the Personal Property Securities Act 2009 (Cth). Pre-Completion Accounts Receivable means all trade receivables of the Target Group arising from the operation of the Business before Completion but not paid to the relevant member of the Target Group before Completion, including, without limitation, the trade receivables existing prior to the date of this Agreement as set out in Schedule 8.

10 Pre-Completion Payments means any payments (including a dividend, capital distribution or other similar distribution) of such amounts as would make the Target Group free of cash (including cash equivalents) at Completion. Pre-Completion Product and Servicing Coverage has the meaning given to that term in clause 8.19. Related Bodies Corporate has the meaning given in the Corporations Act. Reorganisation means the reorganisation to be carried out prior to or on Completion to separate the Business from the business of the Seller Group, amongst others, pursuant to the Reorganisation Plan. Reorganisation Agreements means the implementing documents to be entered into between members of the Seller Group and the Target Group, amongst others, prior to Completion in respect of the Reorganisation, as the same may be amended or modified from time to time with prior written consent of the Buyer (and Reorganisation Agreement means any of them). Reorganisation Plan means the plan with respect to the Reorganisation which is set out in Schedule 5 of this Agreement. Representative of a party includes an officer, employee, agent, auditor, adviser, financier (including syndicatees), insurance broker, partner, associate, contractor, consultant, joint venturer or sub-contractor of that party or of a Related Body Corporate of that party. Sale Shares means all of the issued shares in the capital in the Target Company. Second Meeting means the meeting to be held pursuant to section 439A of the Corporations Act in respect of each of the Target Company, the Seller and Casa Technologies. Secured Finance Party means the Delaware Trust Company and any assignee, novatee or subrogee of those parties (each a Secured Finance Party). Secured Finance Party's Security Interest means all Security Interests of the Secured Finance Party over the assets of, or in relation to, the Target Company. Security Interest means: (a) a PPS Security Interest; (b) any other mortgage, pledge, lien or charge; or (c) any other interest or arrangement of any kind that in substance secures the payment of money or the performance of an obligation, or that gives a creditor priority over unsecured creditors in relation to any property. Seller Consent Contracts means each of the contracts with each counterparty listed in Part B of Schedule 3. Seller Consenting Counterparty means each party to a Seller Consent Contract other than the Seller. Seller Group means the Seller, the Target Company, Casa Technologies and the Subsidiaries (and a member of the Seller Group means any one of them), excluding after Completion, the Target Group.

11 Seller Group Member means any member of the Seller Group. Seller’s Account means such bank account notified by the Seller to the Buyer in writing at least 5 Business Days prior to Completion. Seller’s Solicitors means Arnold Bloch Leibler of Level 24, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. Seller Transferred Asset has the meaning given to that term in clause 8.2. Single Claim has the meaning given to that term in clause 10.2. Subsidiaries means: (a) the UK Subsidiary; (b) the Transferring Subsidiary; (c) NetComm Wireless Inc.; (d) C10 Communications Pty Ltd; and (e) NetComm Wireless (Germany) GmbH. Sunset Time means 2 August 2024, or any later date and time the Buyer and the Seller agree in writing. Supplier has the meaning given to that term in clause 8.21(b). Target Company means Netcomm Wireless Pty Ltd (Administrators Appointed) ACN 002 490 486. Target Group means the Target Company and the Transferring Subsidiary. Tax means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge. Tax Act means the Income Tax Assessment Act 1997 (Cth). Tax Return means any return relating to Tax including any document which must be lodged with a Government Agency administering a Tax which a taxpayer must prepare under a law relating to Tax (such as an activity statement, schedule or election and any attachment). Third Party Claim has the meaning to that term in clause 8.21. Transaction means the sale and purchase of the Sale Shares under this Agreement and all related transactions contemplated by this Agreement. Transaction Support DOCA means a deed of company arrangement between the Target Company and the External Administrators (in their capacity as deed administrators and voluntary administrators) on the same, or the substantially the same, form set out in Annexure A. Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time. Transferring Contract means each of the contracts with each counterparty listed in Parts A, B and C of Schedule 3 of this Agreement.

12 Transferring Employee means an Employee who accepts the offer of employment made by the Buyer Group. Transferring Subsidiary means NetComm Wireless (NZ) Limited (574156). UK Employees means Brett Stevens and Peter Lewis. UK Subsidiary means Netcomm Wireless (UK) Limited (08748421). Undisputed Fully Paid Goods Amount has the meaning given to that term in clause 3.9(e). Verification Statement has the meaning given in the PPSA. Withheld Amount has the meaning given to that term in clause 8.22. Wrong Pockets Period has the meaning given to that term in clause 8.1. Interpretation 1.2 In this Agreement: (a) unless the context otherwise requires, a reference to: (i) dollars or “$” is to United States dollars, and all amounts payable under this Agreement must be paid in United States dollars; (ii) the singular includes the plural and vice versa; (iii) a gender includes all genders; (iv) a document (including this Agreement) is a reference to that document (including any schedules or annexures) as amended, consolidated, supplemented, novated or replaced; (v) an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not; (vi) parties means the parties to this Agreement; (vii) an item, recital, clause, Schedule or Annexure is to an item, recital, clause, schedule or annexure of or to this Agreement; (viii) a notice means all notices, consents, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement; (ix) a person (including any party) includes: (A) an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency as the case requires; and (B) the person’s successors, permitted assigns, executors and administrators; (x) a law includes any legislation, judgment, rule of common law or equity or rule of any applicable stock exchange, and (subject to clause 17.23) is a reference to that law as amended, consolidated, supplemented or

13 replaced and includes a reference to any regulation, by-law or other subordinate legislation; (xi) proceedings includes litigation, arbitration and investigation; (xii) time is to Sydney, Australia time; (xiii) day is to a day in Sydney, Australia; (xiv) the word “including” or “includes” means “including, but not limited to” or “includes, without limitation”, respectively; (xv) an officer of: (A) a corporation has the meaning given in paragraphs (a) and (b) of section 9AD(1) of the Corporations Act; or (B) an entity that is neither an individual nor a corporation has the meaning given in section 9AD(3) of the Corporations Act; (xvi) a “matter” is a reference to a fact, matter, circumstance, transaction or event (including any omission to act); and (xvii) an omission includes any failure to: (A) make any claim, election, surrender, choice or disclaimer; or (B) give any notice or consent or do any other thing, whether or not required by law, and including, in each case, any claim, election, surrender, choice, disclaimer, notice, consent or other thing that should reasonably have been made or done, or was taken into account or assumed, in the Accounts; (b) where a word or phrase is defined, its other grammatical forms have a corresponding meaning; (c) headings are for convenience only and do not affect interpretation; (d) if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day; (e) if a period must be calculated from, after or before a day or the day of an act or event, it must be calculated excluding that day; (f) words defined in the GST Law have the same meaning in clauses, paragraphs or other parts of this Agreement concerning GST; and (g) if a person is a member of a GST group, references to GST for which the person is liable and to input tax credits to which the person is entitled include GST for which the representative member of the GST group is liable and input tax credits to which the representative member is entitled. 1.3 This Agreement is not to be interpreted against the interests of a party merely because that party proposed this Agreement or some provision in it or because that party relies on a provision of this Agreement to protect itself.

14 2. Sale and purchase Sale and purchase 2.1 The Seller agrees to sell its right, title and interest in the Sale Shares to the Buyer and the Buyer agrees to buy the Seller’s right, title and interest in the Sale Shares on the terms of this Agreement. Title, property and risk 2.2 Prior to Completion, the title to, property in and risk of the Sale Shares remains solely with the Seller. 2.3 On and from Completion, the legal and beneficial title to, property in and risk of the Sale Shares (including all rights which were attached to or had accrued on the Sale Shares on Completion, including the right to receive any dividend not yet paid at Completion) pass to the Buyer. All of the Sale Shares 2.4 The Buyer does not need to complete the sale and purchase of the Sale Shares unless the sale and purchase of all of the Sale Shares completes simultaneously in accordance with this Agreement. Free from all Security Interests 2.5 The Seller must sell the Sale Shares and the Sale Shares must be transferred to the Buyer, free from all Security Interests and with all rights attached or accruing to them on and from Completion. Waiver of pre-emption rights 2.6 The Seller waives, and before Completion must obtain the waiver from all other relevant persons of, all restrictions on transfer (including pre-emption and/or other similar rights) that might exist in respect of the Sale Shares (whether under the constitution or otherwise). Agreement to sell and purchase on ‘as is where is’ basis 2.7 The parties intend the sale and purchase of the Sale Shares under this Agreement to be strictly on an ‘as is where is’ basis, which includes: (a) except as expressly set out in this Agreement, the Seller and the External Administrators making no representations, warranties or other assurances of any kind about the Sale Shares, the Business, the Target Company, the Transferring Subsidiary or the assets, liabilities, prospects or performance of the Target Company or the Transferring Subsidiary; and (b) the Buyer accepting the Sale Shares, the Business, the Target Company, the Transferring Subsidiary, and the assets, liabilities, prospects and performance of the Target Company and the Transferring Subsidiary in whichever state they exist at Completion. 3. Consideration 3.1 The total aggregate consideration for the purchase by the Buyer of the Sale Shares is: (a) the Completion Amount;

15 (b) plus the Additional Consideration (if any); and (c) plus the Final Fully Paid Goods Amount (if any), as adjusted in accordance with this Agreement. Payment of the Consideration 3.2 On the Completion Date, the Buyer must pay: (a) the Completion Amount to the Seller in accordance with clause 7.4; and (b) if applicable, the Undisputed Fully Paid Goods Amount (if any) to the Seller in accordance with clause 3.9(e). 3.3 Subject to clauses 3.5 and 3.6, on the Additional Consideration Payment Date, the Buyer must pay the Additional Consideration (if any) to the Seller in accordance with Schedule 6. 3.4 On the Final Fully Paid Goods Payment Date, the Buyer must pay the Final Fully Paid Goods Amount (if any) to the Seller in accordance with clauses 3.7 to 3.16. Additional Consideration 3.5 The Buyer agrees to procure the Target Group, for the period commencing from Completion and expiring on the Additional Consideration Period End Date, will: (a) treat the Business and the Target Group as a separate business unit for accounting purposes and prepare separate management accounts (which detail the relevant revenue position of the Target Group) to the Buyer and any of its Related Bodies Corporate; (b) maintain and operate each member of the Target Group in accordance with the corporate laws, corporate regulations and company constitution relevant to each respective entity; (c) enter into all transactions on arms’ length terms; (d) not: (i) enter into or complete the sale, transfer, assignment or disposal of the Business or any material part of the Business or the assets of the Business to another party or enter into or complete the sale of any shares in the Target Company or the Transferring Subsidiary to another party; (ii) pass a resolution to wind up the Target Company or the Transferring Subsidiary or otherwise substantially cease their business; (iii) intentionally move or divert any material revenue generating opportunities with respect to the Business that would in the ordinary course of business be performed by the Target Group, or intentionally divert any material revenue generating opportunities that are more suitable to the Target Group to another part of the Buyer Group, in each case with the intention to restrict or reduce Net Revenue for the Additional Consideration Period; or (iv) delay entry into any material revenue generating contracts in respect of the Business and/or the Target Company or the Transferring Subsidiary without cause; and

16 (e) not knowingly take any action outside the normal course of prudent business operation that would intentionally prevent or materially limit the Seller’s ability to earn any Additional Consideration. 3.6 Notwithstanding the foregoing clause 3.5, the Buyer may: (a) take any action that is required under, or permitted or contemplated by: (i) this Agreement (including terminating an Excluded Contract as contemplated pursuant to clause 8.11); (ii) the Distribution DOCA; (iii) the Transaction Support DOCA; and/or (iv) the Casa Tech DOCA; (b) operate the Business in accordance with the Buyer’s corporate group policies and procedures relating to corporate governance, internal financial and disclosure controls, internal audit policies, documentation of contracts, compensation and benefits and regulatory and legal compliance; and (c) take any such steps as it may consider necessary to protect its investment in the Target Company, Transferring Subsidiary, Target Group (as a whole), Business or the interests of its shareholders so long as such actions are not taken with the intention of reducing the Additional Consideration. Final Fully Paid Goods Amount 3.7 Subject to clause 3.8, the Buyer (or relevant member of the Buyer Group) must pay to the Seller the Final Fully Paid Goods Amount (if any) on the Final Fully Paid Goods Payment Date. 3.8 The maximum aggregate amount of the Final Fully Paid Goods Amount due from the Buyer to the Seller under this Agreement is capped at USD 1,500,000 unless otherwise agreed in writing by the Seller and the Buyer. 3.9 The parties agree that: (a) No later than five Business Days prior to Completion, the Seller must calculate the amount of the Fully Paid Goods (Fully Paid Goods Amount) (if any) and provide to the Buyer a copy of that calculation, together with all relevant working papers and reasonable financial information relevant to the calculation (Calculations). (b) The Seller must procure that all necessary and reasonable access to records and employees of the Target Group is given to the Buyer and their Representatives for the purposes of reviewing the Fully Paid Goods Amount and Calculations and must cooperate fully with the Buyer and its Representatives for all purposes in relation to this clause 3.9. (c) The Buyer must notify the Seller in writing prior to the Completion Date whether it has any dispute to the Calculations and/or Fully Paid Goods Amount the Buyer has received pursuant to clause 3.9(a) or otherwise agrees to such information the Buyer has received. (d) If the Buyer confirms in writing to the Seller in accordance with clause 3.9(c) that it agrees with the Fully Paid Goods Amount and/or Calculations the Buyer has received pursuant to clause 3.9(a), or otherwise does not provide any response to the information received from the Seller under clause 3.9(a) prior to

17 the Completion Date, then the Buyer will be bound by the information included in the Calculations which will be final and conclusive of all relevant matters and, provided any Fully Paid Goods Amount is agreed to be payable from the Buyer to the Seller, the Buyer must pay the Final Fully Paid Goods Amount to the Seller on the Completion Date. (e) If the Buyer, acting reasonably, notifies the Seller of a dispute prior to the Completion Date regarding a certain portion or aspect of the Fully Paid Goods Amount and/or Calculations (Disputed Fully Paid Goods Portion) the Buyer has received pursuant to clause 3.9(a) prior to the Completion Date, then the Buyer will be bound by the information included in the Calculations regarding any portions or aspects the Fully Paid Goods Amount which are not included in the Disputed Fully Paid Goods Portion (Undisputed Fully Paid Goods Amount) which will be final and conclusive of all relevant matters and, provided any Undisputed Fully Paid Goods Amount is agreed to be payable from the Buyer to the Seller, the Buyer must pay the Undisputed Fully Paid Goods Amount to the Seller on the Completion Date. For clarity, any Disputed Fully Paid Goods Portion will not be due and payable on the Completion Date and the provisions of clauses 3.10 to 3.16 shall apply in respect of such amount. (f) If the Buyer, acting reasonably, notifies the Seller of a dispute prior to the Completion Date regarding all of the Fully Paid Goods Amount and/or Calculations the Buyer has received pursuant to clause 3.9(a), then no Fully Paid Goods Amount will be due and payable on the Completion Date and the provisions of clauses 3.10 to 3.16 shall apply. 3.10 If the Buyer has disputed the Fully Paid Goods Amount in accordance with clauses 3.9(e) or 3.9(f), the Buyer will have 10 Business Days from the Completion Date (Assessment Period End Date) to further review the Calculations. The Seller must provide all support and assistance reasonably requested by the Buyer and their Representatives for information regarding the Calculations that cannot otherwise be obtained through the Buyer's post-Completion access to records and employees of the Target Group. If, within 10 Business Days of the Assessment Period End Date (Calculation End Date), the Buyer notifies the Seller that it continues to dispute any aspect of the Calculation and specifies: (a) the items that it disputes; (b) the grounds on which it disputes the item in reasonable detail; (c) the proposed adjustment to the item; and (d) the specific dollar amount in dispute and the specific dollar amount of the proposed adjustment, then the Seller and the Buyer must use their respective best endeavours to resolve the dispute within 10 Business Days of the Calculation End Date. 3.11 If the Seller does not notify the Buyer of any dispute prior to 10 Business Days of the Calculation End Date, or if the Seller notifies the Buyer prior to 10 Business Days of the Calculation End Date that it has upon further review no objection to the Calculations, the Seller will be bound by the information included in the Calculations which will be final and conclusive of all relevant matters and, provided any Disputed Fully Paid Goods Portion or Fully Paid Goods Amount (as applicable) is agreed to be payable from the Buyer to the Seller, the Buyer must pay the Disputed Fully Paid Goods Portion or Final Fully Paid Goods Amount (as applicable) to the Seller on the terms of this Agreement by

18 no later than the earlier of: (i) 5 Business Days after the date on which notice of no objection is received from the Seller and (ii) the Calculation End Date. 3.12 If the Seller notifies the Buyer of a dispute prior to 10 Business Days of the Calculation End Date and the Seller and the Buyer are able to resolve any such dispute within 10 Business Days or such longer period agreed between the parties in good faith, then the Disputed Fully Paid Goods Portion or Fully Paid Goods Amount (as applicable) with any adjustments agreed between the Seller and the Buyer will be final and conclusive of all relevant matters and, provided any Disputed Fully Paid Goods Portion or Final Fully Paid Goods Amount (as applicable) is agreed to be payable from the Buyer to the Seller, the Buyer must pay the Disputed Fully Paid Goods Portion or Final Fully Paid Goods Amount (as applicable) to the Seller by no later than 5 Business days after the date on which that dispute is settled. 3.13 If the Seller notifies the Buyer of a dispute prior to 10 Business Days of the Calculation End Date and the Seller and the Buyer fail to resolve any dispute within 10 Business Days or such longer period agreed between the parties in good faith, then the dispute must be submitted for determination by the Independent Accountant on the reference of either Seller or the Buyer (with notice of reference to the other party). 3.14 The parties must select the Independent Accountant jointly and if the Seller and the Buyer cannot agree on an Independent Accountant within 5 Business Days, then either the Buyer and the Seller may request the Chair of the Resolution Institute (or his/her nominee) to nominate an appropriate person to act as the Independent Accountant to resolve the dispute. 3.15 The Independent Accountant must be appointed to act on the following basis: (a) the Independent Accountant must act as an expert and not as an arbitrator; (b) the Independent Accountant must determine the matter in dispute as soon as possible and in any event within 15 Business Days after his/her appointment or longer period agreed between the parties in good faith or agreed with the Independent Accountant (noting that the failure of the Independent Accountant to strictly conform to any deadline or time period contained within the Agreement thereto shall not render its determination invalid and shall not be a basis for seeking to overturn any such determination); (c) the Buyer and the Seller: (i) must provide the Independent Accountant with such information as the Independent Accountant reasonably requires and procure that the Independent Accountant treats such information as confidential; (ii) are entitled to make written submissions to the Independent Accountant; and (iii) must provide the other with a copy of all information provided and submissions made to the Independent Accountant; (d) the Independent Accountant is entitled (to the extent it considers it appropriate) to base its opinion on the information provided and submissions made by the Buyer and the Seller, however must base its opinion on the principles set out in the Agreement relevant to determining the matter in dispute and the Disputed Fully Paid Goods Portion or Final Fully Paid Goods Amount (as applicable); (e) in the absence of manifest error, the determination of the Independent Accountant is final, conclusive and binding on the Seller and the Buyer, and the

19 Fully Paid Goods Amount adjusted to reflect the determination of the Independent Accountant is final and conclusive of all relevant matters and shall be deemed to be the Disputed Fully Paid Goods Portion or Final Fully Paid Goods Amount (as applicable); and (f) the costs of the Independent Accountant must be borne by the Buyer and the Seller in accordance with the determination of the Independent Accountant or, failing any determination, as to 50% by the Seller and 50% by the Buyer. 3.16 Once the determination of the Independent Accountant has been made the Buyer must, provided any Disputed Fully Paid Goods Portion or Fully Paid Goods Amount (as applicable) is determined to be payable from the Buyer to the Seller, pay the Disputed Fully Paid Goods Portion or Final Fully Paid Goods Amount (as applicable) to the Seller by no later than 5 Business Days after the date on which the parties are notified of the determination of the Independent Accountant. Pre-Completion Accounts Receivable 3.17 Prior to Completion, the Seller will provide the Buyer with an updated list of the Pre- Completion Accounts Receivable to include the trade receivables of the Target Group existing prior to Completion. 3.18 The parties acknowledge and agree that: (a) all Pre-Completion Accounts Receivable are for the account and benefit of the Seller; (b) during the period commencing from the Completion Date and ending on the Additional Consideration Payment Date (Collection Period): (i) the Buyer must use reasonable endeavours to pursue any outstanding Pre-Completion Accounts Receivable consistent with the Buyer Group’s usual business practices in respect of the collection of the Buyer Group's own accounts receivable; and (ii) to the extent requested by the Seller from time to time (but acting reasonably), the Buyer must keep the Seller reasonably informed as to the status of the collection of any such Pre-Completion Accounts Receivable; (c) if during the Collection Period, the Buyer Group receives a payment in respect of a Pre-Completion Account Receivable, the Buyer must: (i) hold the amount of the payment on trust for the Seller pending payment to the Seller in accordance with clause 3.18(c)(ii); and (ii) pay to the Seller the aggregate amount of all such payments received by the Buyer Group in each whole or part (as applicable) of a calendar month occurring during the Collection Period, and provide to the Seller details of the amount of each payment and the relevant debtor, in each case within five Business Days after the end of the calendar month; and (d) other than where a Pre-Completion Accounts Receivable is disputed by the relevant debtor, if the Buyer Group receives any amount from the same debtor relating to any accounts receivable that post-date the relevant Pre-Completion Accounts Receivable, that amount received from the relevant debtor must first be applied to relevant Pre-Completion Accounts Receivable and dealt with and paid to the Seller in accordance with clause 3.18(c)(ii).

20 4. Conditions Conditions to Completion 4.1 Clauses 2, 3 (other than 3.1) and 7 are not binding on the parties and have no force or effect, and Completion will not take place, unless and until each of the following Conditions is satisfied or, where applicable, waived: No. Condition Responsible party Party entitled to benefit (a) the Reorganisation having been completed in accordance with the Reorganisation Plan to the satisfaction of the Buyer (acting reasonably); Seller Buyer (b) the Transaction Support DOCA, the Casa Tech DOCA, and the Distribution DOCA are each approved by the relevant creditors of each of the Target Company, the Seller and Casa Technologies (as applicable) at the Second Meeting and executed by each of the parties to those respective documents; Seller and Buyer Seller and Buyer (c) a release of the Secured Finance Party’s Security Interest being provided over all assets and undertakings of the Target Company, including the Sale Shares, on terms and conditions satisfactory to the Buyer (acting reasonably); Seller Seller and Buyer (d) each Consenting Counterparty providing written consent, for the purpose of the relevant Consent Contract, to the change in control of the Target Company arising from the Transaction, in a form satisfactory to the Buyer (acting reasonably); Seller Buyer (e) each Casa Consenting Counterparty providing written consent, for the purpose of the relevant Casa Consent Contract, to the: (i) assignment, novation and/or other transfer of each relevant Casa Consent Contract from Casa Holdings to the Target Company arising from the Reorganisation; and/or (ii) change in control of the Target Company arising from the Transaction, in each case, in a form satisfactory to the Buyer (acting reasonably); and Seller Seller and Buyer (f) each Seller Consenting Counterparty providing written consent, for the purpose of the relevant Seller Consent Contract, to the: (i) assignment, novation and/or other transfer of each relevant Seller Consent Contract from the Seller to the Target Company arising from the Reorganisation; and/or Seller Seller and Buyer

21 No. Condition Responsible party Party entitled to benefit (ii) change in control of the Target Company arising from the Transaction, in each case, in a form satisfactory to the Buyer (acting reasonably). Best endeavours to satisfy 4.2 Each party must use its best endeavours to ensure that the Conditions for which it is responsible (as identified in clause 4.1): (a) are satisfied as soon as reasonably practicable and in any event before the Sunset Time; and (b) continue to be satisfied at all times until Completion. 4.3 The Seller must procure that the relevant members of the Seller Group and the Target Group use all best endeavours to effect the Reorganisation as set out in the Reorganisation Plan (including by procuring all necessary third-party consents, governmental approvals and permits required therefore), prior to Completion, in accordance with applicable laws and regulations. 4.4 Prior to Completion, the Seller must keep the Buyer reasonably informed as to the status of the effectuation of the Reorganisation. 4.5 The Seller may not amend, modify, supplement or restate the Reorganisation Plan in any respect at any time prior to the Completion without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). 4.6 Prior to executing (or permitting any member of the Seller Group or the Target Group to execute) a Reorganisation Agreement, the Seller shall provide the Buyer with a reasonable opportunity (in any event not less than three (3) Business Days) to review and comment thereon and the Seller must consider in good faith the Buyer’s comments. Status of Conditions 4.7 The Seller must notify the Buyer or the Buyer must notify the Seller (as applicable) within two Business Days of becoming aware that any Condition for which it is responsible (as identified in clause 4.1) is satisfied or cannot be satisfied and provide reasonable evidence of that matter. Waiver of Conditions 4.8 A Condition may only be waived in writing by the party or parties (as applicable) entitled to the benefit of that Condition (as identified in clause 4.1). A Condition for the benefit of both the Buyer and the Seller (as identified in clause 4.1) is only waived if waived by both the Buyer and the Seller. Termination for failure of Condition 4.9 The Buyer may terminate this Agreement by notice to the Seller, and the Seller may terminate this Agreement by notice to the Buyer, at any time before Completion if: (a) any Condition:

22 (i) has become incapable of being satisfied and has not been waived in accordance with clause 4.8 within five Business Days of any party requesting the Condition be waived; or (ii) has not been satisfied or waived in accordance with clause 4.8 before the Sunset Time; and (b) the terminating party has complied with its obligations under this clause 4. 5. Before Completion Conduct of the Business 5.1 Subject to clause 5.2, on and from the date of this Agreement until Completion: (a) the Seller must, and must procure that each member of the Target Group and all other relevant members of the Seller Group will: (i) carry on the Business in the ordinary course as occurring as at the date of this Agreement (acknowledging that the Target Group is under administration); (ii) take all reasonable steps to preserve the Business and the goodwill of each of the Target Company, Transferring Subsidiary and/or Target Group (as a whole), including preserving all current business relationships, as exists as at the date of this Agreement (acknowledging that the Target Group is under administration); (iii) manage the working capital requirements and any liabilities of the Target Group in the ordinary course of the Business as occurring as at the date of this Agreement (acknowledging that the Target Group is under administration); (iv) use its reasonable endeavours to maintain all Transferring Contracts and Consent Contracts, including use its reasonable endeavours to obtain the renewal of such contracts that are due to expire on or before Completion and the consents contemplated under clause 8.8; (v) use its reasonable endeavours to obtain counterparty consent and/or waivers to the Other Consent Contracts arising from the Transaction (which shall be satisfied by the Target Group sending a letter to each relevant counterparty to the Other Consent Contracts requesting such consent and/or waiver in a form agreed with the Buyer, acting reasonably); and (vi) use its reasonable endeavours to assist with arranging access and authorisation for the Buyer's nominated individuals to all bank accounts of each member of the Target Group, in each case, to take effect from Completion and subject to compliance with applicable laws and each relevant bank's internal policies; (vii) not: (A) institute significant changes in management or accounting policies as exists as at the date of this Agreement; (B) vary or terminate any of the Transferring Contracts or Consent Contracts;

23 (C) enter any member of the Target Group into any joint venture, partnership, consortium or unincorporated association with any person; (D) alter or replace the constitution or constituent documents of any member of the Target Group; (E) issue or otherwise make any changes to any securities of any member of the Target Group; (F) pass any resolution of any Target Group's members (whether in general meeting or otherwise); (G) terminate the employment of (other than for cause), change the terms of employment of, or pay or provide any bonus or incentive to, any Employee (other than in the ordinary course of business which the parties acknowledge will include the payment of the Bonus Amounts); or (H) agree to do any of the matters listed in clauses 5.1(a)(vii). 5.2 Clause 5.1 does not apply in respect of and shall not operate so as to restrict or prevent: (a) any matter reasonably undertaken: (i) in response to an emergency or disaster situation with the intention of and to the extent only of those matters strictly required so as to minimise any adverse effect of such situation (and of which the Buyer will be promptly notified in writing); (ii) by the External Administrators which is expressly permitted under the Distribution DOCA, the Casa Tech DOCA and/or the Transaction Support DOCA; (b) the Target Group from making a Pre-Completion Payment; (c) any matter expressly permitted by this Agreement; (d) any matter undertaken at the written request or with the written consent of the Buyer; (e) providing information to any regulatory authority in the ordinary course of business; (f) any matter to the extent required by law; or (g) any action required to be taken to implement the Reorganisation in accordance with the Reorganisation Plan, subject in all respects to the provisions of clause 4.5. No Accounts Payable other than Confirmed Customer Purchase Orders 5.3 The parties acknowledge and agree that: (a) in continuing to run the Business in the ordinary course, the External Administrators have, and will continue up until Completion to, place purchase orders on behalf of the Target Group with suppliers for customers of the Target Group and Business (Confirmed Customer Purchase Orders); and (b) other than in respect of the Confirmed Customer Purchase Orders that were notified to the Buyer in accordance with clause 5.4(a) and/or agreed to by the

24 Buyer in accordance with clause 5.4(b), the Seller will remain liable for amounts payable to suppliers and/or any other third party of the Target Group that were not paid prior to Completion and: (i) were authorised by the External Administrators; and (ii) have accrued or were incurred by the Seller in the period between the Appointment Date until prior to the Completion Date. 5.4 The Seller agrees that: (a) as the date of this Agreement, it has disclosed to the Buyer in the Data Room all Confirmed Customer Purchase Orders made by or on behalf of the Target Group prior to the date of this Agreement that are still required to be paid by a member of the Target Group; (b) on and from the date of this Agreement, it will not place any orders in respect any Confirmed Customer Purchase Orders without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) (Agreed Customer Purchase Orders); and (c) prior to or on Completion, it will provide to the Buyer all outstanding Confirmed Customer Purchase Orders and Agreed Customer Purchase Orders made by or on behalf of the Target Group that will be required to be paid by a member of the Target Group on or post Completion (Post Completion Confirmed Customer Purchase Orders). 5.5 Subject to clauses 5.4 and 5.6, the Buyer acknowledges and agrees that the Target Group will be solely liable for each Post Completion Confirmed Customer Purchase Order, including to make payment in respect of each Post Completion Confirmed Customer Purchase Order in accordance with the relevant payment terms. 5.6 The parties agree that the maximum aggregate amount of all Confirmed Customer Purchase Orders (which, for clarity, includes all Post Completion Confirmed Customer Purchase Orders) which the Target Group will be liable for under this Agreement is capped at USD 1,500,000 unless otherwise agreed in writing by the Seller and the Buyer. 5.7 If after Completion, the Buyer and/or Target Group has suffered any Liability or Loss as a result of the Seller Group's material breach of clauses 5.4 and/or 5.6, then the Buyer may set-off or otherwise deduct a sum equal to the value of the Liability or Loss suffered by the Buyer and/or Target Group from the: (i) Final Fully Paid Goods Amount; (ii) Pre- Completion Accounts Receivable; or (iii) the Additional Consideration Amount (if any), that may otherwise be due and payable to the Seller on the applicable date of payment. Access by the Buyer and its Representatives 5.8 On and from the date of this Agreement until Completion, the Seller must (during normal business hours and on reasonable notice): (a) procure that each member of the Target Group, and if reasonably required the Seller Group, gives the Buyer and its Representatives reasonable access to the Business (including any relevant premises, Employees, and the Books and Records and the auditors of the Target Company); (b) provide all information and assistance the Buyer reasonably requires (including, without limitation, cooperating with reasonable requests from the Buyer regarding the preparation of audited financial statements for the Target Company for previous and current financial year periods); and

25 (c) allow the Buyer and its Representatives to make copies of material examined, to enable the Buyer, as is reasonably necessary, to become familiar with the Business and the affairs of the Target Group and comply with its post-Completion financial reporting obligations under applicable laws and regulations. Replacement Bank Guarantees 5.9 At or prior to Completion, the Buyer must procure the replacement and written releases of each of the Bank Guarantees in a form and on terms reasonably satisfactory to the Seller (acting reasonably). 6. Employees Release of employees 6.1 At Completion, the Seller must procure that each of member of the Seller Group, and must use best endeavours to procure that Casa Holdings and Casa Systems Canada, Ltd, unconditionally and irrevocably releases from its services the Transferring Employees. Buyer responsible for Transferring Employees 6.2 From Completion, the Buyer must procure that the Buyer Group: (a) treats each Transferring Employee as if the Transferring Employee had been continuously employed by the Buyer Group from the time of commencement of employment with the Seller Group, Casa Holdings, UK Subsidiary or Casa Systems Canada, Ltd (or with any entity that was a predecessor of the Seller Group, Casa Holdings, UK Subsidiary or Casa Systems Canada, Ltd in any part of the business conducted by the Seller Group, Casa Holdings, UK Subsidiary or Casa Systems Canada, Ltd); and (b) deals with all entitlements of each Transferring Employee as if each entitlement had been accrued by the Transferring Employee while in the employment of the Buyer Group. Non-Transferring Employees 6.3 Prior to Completion, the Seller must procure that the Target Company, and must use best endeavours to procure that Casa Holdings and Casa Systems Canada, Ltd, must terminate the employment of any of its employees, contractors or consultants engaged in the Business that is not an Employee or a Transferring Employee (including, but not limited to the Non-Transferring Employees). 6.4 For the avoidance of doubt, and without limiting any claim of release for the benefit of the Buyer or Buyer Group under any of the Distribution DOCA, Casa Tech DOCA and/or Transaction Support DOCA: (a) At Completion, the Seller will procure that the Seller Group will solely remain liable for all Non-Transferring Employees, including the benefits and entitlements of all such Non-Transferring Employees, to the extent such are employees of the Seller Group. (b) On and from Completion, the Seller will procure that no entity in the Buyer Group will have any liability whatsoever or howsoever arising (including any liabilities in respect of the period prior to Completion) for any Non-Transferring Employees, to the extent such are employees of the Seller Group.

26 UK Employees 6.5 The Seller and the Buyer acknowledge and agree that, save where the UK Employees exercise their right of objection, the contracts of employment of the UK Employees shall transfer from the UK Subsidiary to DZS UK by operation of the Transfer Regulations. 6.6 Without prejudice to the Seller's obligations at clauses 6.1, 6.3 and 6.4, the Seller shall procure that the UK Subsidiary shall: (a) take such steps as may be reasonably required to facilitate the transfer of the contracts of employment of the UK Employees to DZS UK which may include affording DZS UK access to the UK Employees in advance of Completion; (b) comply with its obligations under the Transfer Regulations including but not limited to its obligations under Regulations 11, 13, 13A and/or 14 of the Transfer Regulations; (c) comply with its obligations owed to, or in connection with the UK Employees immediately prior to Completion; (d) be liable for and will discharge all emoluments and outgoings in respect of the UK Employees (including all salaries, wages, pension contributions, holiday pay, bonuses, PAYE and any other liability to taxation and National Insurance contributions) in respect of the period immediately prior to the Completion Date that fall due for payment before the Completion Date (which, for the avoidance of doubt, does not include any accrued but unpaid employee entitlements). 7. Completion Timing and location of Completion 7.1 Subject to clause 4, Completion will take place on the Completion Date virtually or at such other time or place or by any other means as the parties may agree. 7.2 Subject to clause 4, the parties will use their best endeavours to achieve a Completion Date of 31 May 2024. Seller's obligations on Completion 7.3 On Completion, the Seller must, or procure that the relevant party: (a) gives to the Buyer: (i) duly signed transfers of the Sale Shares naming as transferee the Buyer which have been duly executed by the Seller (as the sole holder of the Sale Shares) and which are in registrable form (subject to the payment of any stamp duty); (ii) original share certificates for the Target Company and the Transferring Subsidiary that are not possessed by the Secured Finance Party (or a declaration as to any missing or destroyed certificates); (iii) the common seal and duplicate seals of any member of the Target Group (if any); (iv) the Books and Records including all statutory registers (excluding the register of members of the Target Company), which may be left at the Target Company’s premises;

27 (v) the fully updated register of members of the Target Company, which may be electronic; (vi) the login details (including username and passwords) used by the Target Company in making online filings with ASIC and any other Government Agencies and the equivalent of such details as used by the Transferring Subsidiary in New Zealand; (vii) a copy of the Data Room on a standard digital storage medium, free of security restrictions on access and printing; (viii) the Reorganisation Agreements (including any amendments, modifications, supplements or restatements thereof); (ix) evidence that each of the Transferring Employees have been released in accordance with clause 6.1; (x) all material information and documentation regarding any counterparty claims that any member of the Seller Group and/or External Administrators have received, or have knowledge of, regarding Pre- Completion Product and Servicing Coverage; (xi) evidence satisfactory to the Buyer that the amount of AUD 68,372.83 due from the Target Company in respect of certain make good obligations for the property located at Level 2, Suite 2.02 and Level 5, 18-20 Orion Road, Lane Cove NSW has been repaid or discharged in full and there are no outstanding contractual obligations (actual or contingent) of the Target Company in respect of such matters; (xii) all documentation necessary to effect the bank account access and authorisation contemplated in accordance with clause 5.1(a)(vi) effective from Completion; and (xiii) evidence to the satisfaction of the Buyer (acting reasonably) of the lodgement of a notice of disposal with ASIC by the Target Company; (b) cause the External Administrators (in their capacity as administrators or deed administrators of the Target Company) to appoint the persons notified in writing by the Buyer to the Seller before Completion as directors, public officers and secretaries (as applicable) (Incoming Officers) of the Target Company and the Transferring Subsidiary with effect from Completion (subject to the receipt of duly signed consents to act from each relevant Incoming Officer and compliance with applicable laws); and (c) do all other things which are required by this Agreement to be done by the Seller on Completion, or which are reasonably required by the Buyer to give the Buyer full possession and benefit of the Sale Shares. Buyer's obligations on Completion 7.4 On Completion the Buyer must: (a) pay the Completion Amount to the Seller's Account; (b) give to the Seller evidence of that each of the Bank Guarantees have been replaced and such releases provided in accordance with clause 5.9;

28 (c) deliver to the Seller a duly executed consent from each Incoming Officer to their appointment as a director, secretary or public officer (as the case may be) of the Target Company as and from Completion; and (d) accept all the documents and items which the Seller gives the Buyer under clause 7.3, and sign any of those documents which require signature by the Buyer. Simultaneous actions on Completion 7.5 The Parties agree that all certificates, deeds, documents and the other deliverables due to any party on Completion (Deliverables), shall be held by the Buyer's Solicitors or the Seller's Solicitors (as the case may be) to the order of the person delivering the same until such time as Completion shall have taken place in accordance with clause 7.7. For the purposes of Completion, the Buyer irrevocably nominates and appoints the Buyer's Solicitors to act on its behalf with full authority and the Seller irrevocably nominates and appoints the Seller's Solicitors to act on their behalf with full authority. The Parties shall procure that their respective solicitors act in accordance with clauses 7.5 to 7.7. 7.6 A party delivering a document pursuant to its obligations on Completion shall deliver it undated in accordance with clause 7.5, with full authority for it to be dated with the Completion Date by the Buyer's Solicitors or the Seller's Solicitors (as the case may be), in accordance with clause 7.7. 7.7 Simultaneously with delivery of all Deliverables in accordance with clauses 7.3 or 7.4 (or waiver of such delivery by the person entitled to receive the relevant Deliverable) and the provision of remittance documentation from the Buyer confirming to the Seller that the Completion Amount has been wired to the Seller's Account, the Deliverables shall automatically cease to be held to the order of the person delivering them and Completion shall automatically be deemed to have taken place. Immediately following Completion, the Seller's Solicitors shall date the Deliverables with the Completion Date. Deferral of Completion 7.8 If the respective obligations of the Seller or the Buyer under this clause 7 are not complied with on the Completion Date, the non-defaulting party may: (a) defer Completion until a new date of its choice, being no later than five Business Days after the original Completion Date (in which case this clause will apply to Completion as so deferred); or (b) waive all or any such requirements and proceed to Completion as far as practicable (without limiting its rights, whether under this Agreement or otherwise, in respect of the requirements so waived). Default 7.9 If Completion does not occur because of a default of the Buyer or the Seller (Defaulting Party), the other party (Other Party) may in its absolute discretion: (a) proceed to Completion as far as is practical, without affecting or waiving its rights to seek damages for the default; or (b) give the Defaulting Party notice requiring the Defaulting Party to Complete within 10 Business Days of receipt of the notice. If the Defaulting Party does not Complete within this period, the Other Party may either proceed for specific performance or terminate this Agreement. In either case, the Other Party may seek damages for the default.

29 8. After Completion Wrong Pockets 8.1 If at any time in the period from Completion until the Additional Consideration Period End Date (Wrong Pockets Period), any party discovers that any asset, right or liability which was principally required for use or held for use in the Business in the twelve (12) months prior to Completion (Buyer Transferred Asset) has not been transferred, assigned or novated to, or assumed by, the Target Group and is instead held by a member of the Extended Group, it shall give written notice to the other party and the Seller must: (a) in respect of any Buyer Transferred Asset held by the Seller Group, as soon as reasonably practicable and so far as they are able; and (b) in respect of any Buyer Transferred Asset held by Casa Holdings or any of its Related Bodies Corporate, use reasonable endeavours to, transfer or procure the transfer of such Buyer Transferred Asset to the Buyer or the Target Group (as directed by the Buyer), for no additional consideration. 8.2 If at any time in the Wrong Pockets Period, any party discovers that any asset, right or liability which was principally required for use or held for use in the business of the Seller Group in the twelve (12) months prior to Completion, excluding the Business (Seller Transferred Asset), has not been transferred, assigned or novated to, or assumed by, a member of the Seller Group and is instead held by the Target Group, it shall give written notice to the other party and the Buyer must, as soon as reasonably practicable and so far as it is able, transfer or procure the transfer of such Seller Transferred Asset to the Seller or a member of the Seller Group (as directed by the Seller), for no consideration. 8.3 Each party shall provide such assistance to any other party as is reasonably requested for the purposes of these clauses 8.1 and 8.2 and take such reasonable efforts to seek to procure that any transfer under these clauses 8.1 to 8.2 is effected in a commercially efficient manner (including, but not limited to, having regard to any Tax payable in respect of the transfer, however any GST payable will be payable by the Buyer in accordance with clause 13). Records and Buyer access 8.4 If, after Completion, the Seller retains the originals of any Books and Records, the Seller must, during the period from Completion until the Additional Consideration Period End Date: (a) give the Buyer and its officers, employees and agents authorised in writing for the purpose of this clause 8.4 reasonable access during normal business hours to, and copies (at the Buyer's cost) of, any of those Books and Records the Seller possesses; and (b) give the Buyer and its officers, employees and agents authorised in writing for the purpose of this clause 8.4 the use of any computer facilities needed to access any of those Books and Records that are computerised. 8.5 If the Seller proposes to dispose of any of those Books and Records within seven years of Completion, the Seller must first offer to deliver those Books and Records to the Buyer.

30 Access to records for Seller after Completion 8.6 The Buyer must ensure that the Target Group keeps for at least seven years from Completion all original records relating to its Business, assets, liabilities or affairs concerning the period up to Completion which are delivered to it by the Seller, and for any proper purpose: (a) gives the: (i) Seller and its officers, employees and agents authorised in writing for the purpose of this clause 8.6; and/or (ii) the External Administrators, reasonable access during normal business hours to, and copies (at the Seller's cost) of, any of those records which the Target Group possesses; and (b) gives the: (i) Seller and its officers, employees and agents authorised in writing for the purpose of this clause 8.6; and/or (ii) the External Administrators, the use of any computer facilities needed to access any of those records that are computerised. Transferring Contracts 8.7 Prior to Completion, the Seller must: (a) use its reasonable endeavours to transfer, novate or assign, as the case may be (or must procure the relevant member(s) of the Seller Group to transfer, novate or assign, as the case may); and (b) use its reasonable endeavours to procure the relevant member(s) of Casa Holdings or its Related Bodies Corporate transfer, novate or assign, as the case may be, each Transferring Contract and each Other IT Asset to the Target Company (Contract Recipient). The Seller hereby acknowledges that in respect of the Transferring Contracts, its priority of the abovementioned endeavours will be given to the contracts numbered 1 – 15 of the Transferring Contracts. 8.8 Subject to clause 4, if any of the Transferring Contracts or any Other IT Asset cannot effectively be assigned, novated or transferred in favour of the Contract Recipient except by an agreement of novation or without obtaining any consent, approval, waiver or the like from a third party (Consents), the Seller must use, and must use reasonable endeavours procure the relevant member(s) of the Extended Group to use, their reasonable endeavours to obtain any relevant agreement of novation or Consent as may be required prior to Completion. 8.9 In the event that any agreement of novation or Consent for any of the Transferring Contracts is not obtained prior to Completion (Excluded Contracts), then following Completion: (a) the Seller must use, and must use reasonable endeavours procure the relevant member(s) of the Extended Group to use, their reasonable endeavours to procure that such Excluded Contracts are novated or the necessary Consents obtained and the Buyer shall co-operate with the Seller for such purpose;

31 (b) unless and until any such Excluded Contract is so novated or any necessary Consent is obtained, the Seller must, and must use its reasonable endeavours to procure that any relevant member(s) of the Extended Group must, from Completion hold such Excluded Contract on trust for the Buyer and its successors in title and the Buyer shall from Completion (if such subcontracting is permissible and lawful under the relevant Excluded Contract in question), as the relevant contracted entity's sub-contractor, perform all the obligations of the relevant contracted entity under such Excluded Contract, and, if such sub- contracting is not permissible or lawful under the relevant Excluded Contract, the Buyer shall from Completion assist the relevant contracted entity to perform all of its relevant obligations under such Excluded Contract; (c) unless and until any such Excluded Contract is so novated or any necessary Consent is obtained, the Seller must, and must use its reasonable endeavours to procure that any relevant member(s) of the Extended Group must, co-operate with the Buyer in taking such action as the Buyer may reasonably require to enforce the relevant contracted entity’s rights under such Excluded Contracts; and (d) the Seller, and, if agreed by the relevant member(s) of the Extended Group such member, may receive any goods delivered pursuant to any of the Excluded Contracts after Completion, as agent for the Buyer and shall promptly make the same available for collection by the Buyer. 8.10 In respect of any licence of intellectual property to the Seller, or relevant member(s) of the Extended Group, by a third party in an Excluded Contract, until the transfer of the relevant licence to the Buyer (or another member of the Buyer Group) is effected, the Seller must use its reasonable endeavours to procure that following Completion the relevant member(s) of the Extended Group must, to the extent permitted under that Excluded Contract, sub-license to the Buyer (or the relevant members of the Buyer Group) (to the fullest extent possible) the benefit of that licence. 8.11 If any Excluded Contract to which the provisions of clause 8.9 apply is not novated or any necessary Consent is refused or otherwise not obtained within three months of the Completion Date, then the parties must, in good faith, use their reasonable endeavours to achieve an alternative solution pursuant to which the Buyer shall receive the full benefits of that Excluded Contract. If no such alternative solution has been agreed between the parties prior to the Additional Consideration Period End Date then (i) subject to the Buyer notifying the Seller in writing that it intends to terminate such Excluded Contract, the Buyer shall be entitled to require that the Seller use its reasonable endeavours to procure that the relevant member(s) of the Extended Group serves notice to terminate that Excluded Contract; and/or (ii) subject to the Seller notifying the Buyer in writing that the relevant member(s) of the Extended Group intend to terminate such Excluded Contract, the Seller, at its sole discretion, shall be entitled to procure that the relevant member(s) of the Extended Group serve notice to terminate that Excluded Contract. 8.12 If any Excluded Contract is terminated pursuant to clause 8.11, then the Buyer (or relevant member of the Buyer Group) shall be solely responsible for putting in place its own arrangements in respect of the matter the subject of such Excluded Contract and neither the relevant contracted entity nor any member of the Extended Group shall have any responsibility for putting in place any such arrangements. 8.13 Upon receipt of evidence to the Buyer's satisfaction (acting reasonably), the Buyer must pay all costs payable or incurred by any counterparties to each Excluded Contract and which are payable or were paid for by the Seller, or any member of the Extended Group and/or the External Administrators in complying with clauses 8.7 to 8.13 and 8.15, other than where such costs are material and unreasonable. If the Buyer does not consent to

32 pay for any such material and unreasonable costs, the Seller may choose to cover the relevant costs, and the Buyer will not be entitled to require the Seller to terminate the respective Excluded Contract under clause 8.11. Notwithstanding the above, this obligation of the Buyer does not extend to, or cover, payment of any internal costs of the Seller and/or the External Administrators (including, without limitation, fees for any Representatives which they may engage (including external counsel) or their respective employee staff costs) which are incurred by the Seller, or any member of the Extended Group and/or the External Administrators (as applicable) in complying with clauses 8.7 to 8.15. 8.14 The Buyer indemnifies and will keep indemnified the Seller, each Seller Group Member, each member of the Extended Group and the External Administrators from and against any and all Claims, Liability or Losses which the Seller, each Seller Group Member, each member of the Extended Group and/or the External Administrators suffer or incur in connection with: (a) any Excluded Contract on or after Completion; and/or (b) the Seller, any member of the Extended Group and/or any Seller Group Member complying with any obligations under clauses 8.7 to 8.13. 8.15 If following Completion, any payment is made to the Seller or any relevant member(s) of the Seller Group in respect of the Excluded Contracts on or after the Completion Date, the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account and pay the same amounts to the Buyer within 20 Business Days of receipt without any set off, restriction, condition or deduction of any kind. Bonus Amounts 8.16 Prior to or on Completion, the Seller will notify the Buyer of the aggregate amount of the Bonus Amounts prior to any payments being made. 8.17 From Completion, the Seller indemnifies the Buyer and the Target Group against any Claim, Liability or Loss in relation to any Claim or Liability of the Target Group with respect to payment of the Bonus Amounts to the relevant Employees and/or Transferring Employees before the Completion Date. 8.18 If after Completion, the Buyer and/or Target Group has suffered any Liability or Loss as contemplated under clause 8.17, then the Buyer may set-off or otherwise deduct a sum equal to the value of the Liability or Loss suffered by the Buyer and/or Target Group from the: (i) Final Fully Paid Goods Amount; (ii) Pre-Completion Accounts Receivable; or (iii) the Additional Consideration Amount (if any), that may otherwise be due and payable to the Seller on the applicable date of payment. Pre-Completion Product and Servicing Coverage 8.19 The parties agree that subject to and following completion of the novation of the Casa Consent Contracts in favour of the Target Company pursuant to clause 4.1, the Buyer shall procure that following Completion, the Target Company continues to provide after sales services and product liability warranty protection in accordance with the relevant terms and conditions of the Casa Consent Contracts with respect to any goods/products ordered in the period commencing on 1 January 2024 until Completion (Pre - Completion Product and Servicing Coverage). 8.20 The Buyer acknowledges that the practice of the Target Company in respect of the provision of goods/products the subject of the Pre Completion Product and Services Coverage has been to provide an additional 2% of goods/products to customers (2%

33 Buffer). In the case of a faulty good/product, the relevant customer has an ability to first satisfy its claim out of the 2% Buffer. 8.21 If the Buyer becomes aware that any Claim has been made against any member of the Target Group by a third party after Completion and prior to the Additional Consideration Payment Date (Third Party Claim) regarding Pre-Completion Product and Servicing Coverage that is in excess of the 2% Buffer, the Buyer must: (a) give notice of the Third Party Claim to the Seller as soon as reasonably practicable after the Buyer becomes aware of it together with all relevant information then available to the Buyer; and (b) procure that the relevant member of the Target Group first seeks and uses its reasonable endeavours to obtain any payment, refund or similar in respect of the Third Party Claim from its relevant supplier(s) (Supplier) and/or insurers. 8.22 If by the Additional Consideration Payment Date, the relevant member of the Target Group has not resolved, settled or otherwise agreed payment of the Third Party Claim with the relevant Supplier and/or insurer, then the Buyer may set-off or otherwise deduct a sum equal to the value of the Third Party Claim from the Additional Consideration Amount (if any) that may otherwise be due and payable to the Seller on the Additional Consideration Payment Date (Withheld Amount). 8.23 If after the Additional Consideration Payment Date: (a) the Buyer resolves, settles or otherwise agrees payment of the Third Party Claim in full from the Supplier and/or insurer, then the Buyer must transfer and pay the Withheld Amount in full to the Seller's Account within five Business Days of such resolution, settlement or otherwise agreement; or (b) the Buyer resolves, settles or otherwise agrees a partial payment of the Third Party Claim from the Supplier and/or insurer, then the Buyer is permitted to deduct any shortfall sum from the Withheld Amount and must transfer and pay the remainder of the Withheld Amount (if any exists) to the Seller's Account within five Business Days of such resolution, settlement or otherwise agreement. 9. Warranties Warranties of the Seller 9.1 The Seller warrants to the Buyer that as far as the External Administrators are aware each of the following statements is true and correct at the date of this Agreement and will be true and correct immediately before Completion (except that where a warranty is expressed to be given only as at a particular date it is given only as at that date): (a) it is a body corporate duly incorporated under the laws of the place of its incorporation; (b) it is the legal and beneficial owner of the Sale Shares; (c) on Completion, the Sale Shares will be free of all Security Interests; (d) on Completion, there is no restriction on the ability of the Seller to transfer the Sale Shares; (e) the Sale Shares are fully paid and are all of the issued shares of the Target Company;

34 (f) the Target Company is the legal and beneficial owner of the entire issued share capital of the Transferring Subsidiary; (g) on Completion, unless the Condition in clause 4.1(a) is waived (whether in whole or part), the Transferring Subsidiary will be the only subsidiary of the Target Company; (h) it has full power and authority to enter into and perform this Agreement, and, subject to obtaining any approvals the External Administrators consider necessary to satisfy the Condition in clause 4.1(b), has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms; (i) this Agreement constitutes valid and binding obligations of the Seller in accordance with its terms; and (j) it has not entered into this Agreement as trustee of any trust. 9.2 Each of the warranties in this clause are to be construed independently of the others and is not limited by reference to any other warranty, and will remain in full force and effect after Completion. Reliance on Seller's warranties 9.3 The Seller acknowledges that the Buyer has executed this Agreement and agreed to take part in the Transactions in reliance on the representations and warranties that are made in clause 9.1. Acknowledgement 9.4 The Buyer acknowledges that: (a) subject to the warranties in clause 9.1, it is not relying on any representation, conduct, statement or silence on the part of the Seller or the External Administrators as to: (i) the activities which have taken place or which are taking place upon or in connection with the Sale Shares or any compensation arrangements in relation to those activities; (ii) the revenues, costs or profits or losses resulting from such activities; (iii) the validity, value, adequacy or likely costs of, or returns from, the Sale Shares; (iv) in relation to the Sale Shares, title to the Sale Shares or the state of the Sale Shares; (v) whether any of the Sale Shares, is encumbered or any Security Interest may be released; (vi) the current or future environmental or rehabilitation obligation or liabilities in respect of the Sale Shares; (vii) any agreement which may have been entered into in relation to the Sale Shares; and (viii) compliance with any relevant laws or requirements of any Government Agency;

35 (b) subject to the warranties in clause 9.1, in entering into or agreeing to any terms or conditions of this Agreement, or undertaking the Transaction it: (i) is not relying upon any statement, representation, warranty, advice, opinion, undertaking or promise made by the Seller or the External Administrators; (ii) has determined to do so based on its own enquiries and investigations, having had sufficient opportunity to make such enquiries or perform such investigations; and (iii) upon its own independent advice; (c) without limiting the foregoing, other than the warranties in clause 9.1, no statements, representations, warranties, advice, opinion or promises have induced or influenced the Buyer to enter into this Agreement or agree to any or all of its terms, been relied on in any way as being accurate, been warranted as being true or been taken into account in making its decision to enter into this Agreement or agree to any of its terms; (d) to the extent permitted by Law, all representations, warranties, terms and conditions made or given by the Seller, the External Administrators and/or any Seller Group Member and/or any of their respective officers, employees, agents and advisers (whether express, implied, written, oral, collateral, statutory or otherwise) other than the warranties in clause 9.1 are expressly excluded; (e) the warranties in clause 9.1 are given solely for the benefit of the Buyer and may not be assigned to or relied upon by any other person; (f) it understands the risks and uncertainties of the industry in which the Target Group operates and the general economic, regulatory and other risks that impact on or could impact on the Target Group or its results, operations, financial position and prospects; (g) (due diligence) (i) it has entered into this Agreement after satisfactory inspection and investigation of the affairs of the Target Group, including a review of the materials in the Data Room which it has read and understood; (ii) it has had full opportunity to conduct its own due diligence in relation to the Target Group and its activities and satisfy itself as to the materials in the Data Room and its own due diligence; (iii) it has made, and it relies upon, its own due diligence searches, due diligence investigations, due diligence enquiries and due diligence evaluations in respect of the Target Group; and (iv) neither the Seller, the External Administrators nor any of their respective officers, employees, agents or advisers have made or makes any representation or warranty as to the accuracy or completeness of the materials in the Data Room and none of them accept any duty of care in tort or any fiduciary duty in relation to the Buyer in respect of any disclosure or the provision of any information (including any Forecasts); (h) in relation to any Forecasts: (i) all such Forecasts were provided for information purposes only;

36 (ii) there are uncertainties inherent in attempting to make the Forecasts and the Buyer is familiar with these uncertainties; (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forecasts; (iv) no warranty is given or representation made that any such Forecasts will be met or achieved; and (v) the Seller is not liable under any Buyer Claim arising out of or relating to any Forecast; and (i) as at the date of this Agreement, it does not have any knowledge of any Buyer Claim, including in relation to any breach by the Seller of any of the warranties in clause 9.1. Warranties of the Buyer 9.5 The Buyer warrants to the Seller that each of the following statements is true and correct as at the date of this Agreement and will be true and correct immediately before Completion: (a) it has full power and authority to enter into and perform this Agreement, and has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms; (b) the Agreement constitutes valid and binding obligations of the Buyer in accordance with its terms; (c) its entry into, delivery and performance of this Agreement does not breach: (i) any material obligation of the Buyer; (ii) any applicable law; or (iii) its constitution (or local law equivalent); (d) it has not entered into this Agreement as trustee of any trust; and (e) it is not affected by any Insolvency Event. Reliance on Buyer’s representations and warranties 9.6 The Buyer acknowledges that the Seller has executed this Agreement and agreed to take part in the Transaction in reliance on the representations and warranties that are made in clause 9.5. 10. Limitations and Qualifications Maximum liability 10.1 The maximum aggregate Liability of the Seller for all Loss arising from any and all Buyer Claims is an amount equal to USD 3,000,000. Minimum Claim 10.2 The Seller is not liable for any Buyer Claim: (a) unless and until the amount of the relevant Buyer Claim is equal to or exceeds USD 50,000 (Single Claim); and

37 (b) until the aggregate amount of all Single Claims is equal to or exceeds USD 200,000, in which event the Seller’s Liability will be for the whole amount of such Buyer Claims and not just the excess over USD 200,000. 10.3 For the purposes of clause 10.2(a): (a) subject to clause 10.3(b), Buyer Claims arising out of separate sets of facts, matters or circumstances will not be treated as a Single Claim, even if each set of facts, matters or circumstances may be a breach of the same warranty; and (b) Buyer Claims based on or arising from the same or substantially similar matters will be treated as a Single Claim. Time limits 10.4 The Seller is not liable for any Buyer Claim if: (a) the Buyer does not notify the Seller of that Buyer Claim on or before 31 December 2024 by giving notice in relation to it under clause 11; and (b) within 3 months (or such longer period as may be agreed) of the date the Buyer notifies the Seller of the relevant Buyer Claim: (i) the Buyer Claim has not been agreed, compromised or settled; or (ii) the Buyer has not properly issued and validly served upon the Seller legal proceedings against the Seller in respect of the Buyer Claim. Other Limitations 10.5 The Seller is not liable for any Buyer Claim to the extent that: (a) (Law) the Buyer Claim arises from: (i) the enactment or amendment of any law; (ii) a change in the judicial or administrative interpretation of any law; (iii) a change in, or the withdrawal of, the practice or policy of any Government Agency; or (iv) any change in Accounting Standards, in each case, after the date of this Agreement, including enactments, amendments and changes that have a retrospective effect; (b) (mitigation) any Loss in relation to the Buyer Claim results from the Buyer’s failure to mitigate in accordance with clause 10.6; (c) (actions by Buyer) the Buyer Claim arises from any act or omission of the Buyer or any Buyer Group Member (including the Target Company) carrying on the Business of the Target Group after Completion (other than an act carried out pursuant to a legally binding obligation created on or before Completion); (d) (actions approved by Buyer) the Buyer Claim arises from any act or omission by or on behalf of the Seller or any Seller Group Member prior to Completion that was:

38 (i) made with the prior written approval of the Buyer or at the Buyer’s written direction; or (ii) permitted or required by this Agreement; (e) (contingent liability) for the avoidance of doubt, the Loss in relation to the Buyer Claim arises from a contingent Liability, unless and until it is an actual Liability and is due and payable; (f) (remediable) the Loss in relation to the Buyer Claim is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 10 Business Days (or such other period as agreed between the Seller and the Buyer) after the Seller receives written notice of the Buyer Claim in accordance with clause 11.1; or (g) (consequential loss) the Loss in relation to the Buyer Claim consists of Consequential Loss. Mitigation 10.6 The Buyer must: (a) take and must procure that the Buyer Group takes all reasonable action to; and (b) not deliberately omit, and ensure that no other Buyer Group Member deliberately omits, to take any reasonable action that would, mitigate any Loss for which a Buyer Claim could be or has been made against the Seller. Nothing in this Agreement restricts or limits any general obligation at law to mitigate Loss. No double recovery 10.7 The Buyer is not entitled to recover or be indemnified, and the Seller is not liable, for any amount more than once in respect of the same Loss even though the Buyer may have more than one Buyer Claim in respect of the subject matter of that Loss. 10.8 The Buyer may choose under which Buyer Claim it seeks to recover its Loss. If for any reason more than one amount is paid in respect of the same Loss, the Buyer must ensure that the additional amount is immediately repaid to the Seller so as to give full effect to clause 10.7. Sole remedy 10.9 The Seller has no Liability to the Buyer or a Buyer Group Member: (a) in connection with the sale and purchase of the Sale Shares or the matters the subject of this Agreement; or (b) resulting from or implied by conduct made in the course of communications or negotiations in respect of the sale and purchase of the Sale Shares or the matters the subject of this Agreement, under a Buyer Claim unless the Buyer Claim may be made under the terms of this Agreement or arises out of a statutory right or other Claim that cannot be excluded by contract. 10.10 The Buyer must not make, and must ensure that no Buyer Group Member makes, a Buyer Claim that the Buyer would not be entitled to make under this Agreement, and the Buyer, and will procure that the Target Company:

39 (a) acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 10.9 and this clause 10.10; and (b) indemnifies the Seller and the External Administrators against any Claim, Liability or Loss they may suffer or incur by reason of the Buyer or Buyer Group Member making such a Claim. Independent qualifications and limitations 10.11 Each qualification and limitation in this clause 10 is to be construed independently of the others and is not limited by any other qualification or limitation. Payments affecting the Purchase Price 10.12 Any payment made by the Seller to the Buyer or a Buyer Group Member in respect of any Buyer Claim will be in reduction in the consideration payable for the Sale Shares under clause 3.1. 10.13 Any payment (including a reimbursement) made by the Buyer or a Buyer Group Member to the Seller in respect of any Claim made by the Seller under or in connection with this Agreement will be an increase in the consideration payable for the Sale Shares under clause 3.1. 11. Buyer Claims Notice 11.1 The Buyer must give a written notice to the Seller of a Buyer Claim or a reasonably likely Buyer Claim no later than 10 Business Days after the date that is the earlier of: (a) the date on which the Buyer decides to make a Buyer Claim; or (b) any Buyer Group Member becomes aware of any fact, matter or circumstance that is reasonably likely to (whether immediately or with the passage of time and whether alone or with other facts, matters or circumstances) give rise to a Buyer Claim, containing: (c) reasonable details of the Buyer Claim then known to the Buyer or the facts, matters or circumstances then known to the Buyer that may give rise to the Buyer Claim; (d) a description of the relevant breach of warranty in clause 9.1 or other basis under which the Buyer Claim is being or could be brought under the terms of this Agreement; (e) if reasonably practicable, the amount of the Buyer Claim or an estimate of the potential Buyer Claim; and (f) copies of any documents evidencing the Buyer Claim or potential Buyer Claim. 11.2 The Buyer must keep the Seller reasonably informed of all material developments in relation to the Buyer Claim notified under this clause 11, including by providing any material details or material documents which were not included in the notice given under clause 11.1 within 5 Business Days of the Buyer becoming aware of such details or receiving such documents.

40 11.3 For the purposes of this Agreement the Buyer’s and Buyer Group's knowledge and awareness comprises the knowledge and awareness of its Chief Executive Officer, General Counsel, Chief Financial Officer and Chief Operating Officer. Consequence of Failure to Comply 11.4 Any failure by the Buyer to comply with clauses 11.1 and 11.2 does not preclude the Buyer’s right to make a Buyer Claim, but the Seller’s Liability for the Buyer Claim is reduced to the extent the amount of the Buyer Claim is increased as a result of the Buyer’s failure to comply with clauses 11.1 and 11.2. 12. External Administrators Sole capacity as External Administrators 12.1 The External Administrators sign this Agreement solely in their capacity as the joint and several voluntary administrators and deed administrators of the Seller and not in their personal capacity or any other capacity. No personal liability 12.2 The parties acknowledge and agree that each of the External Administrators do not incur or undertake any personal liability of any nature whatsoever to the Buyer or any other party associated with the Buyer in connection with this Agreement or any obligations undertaken by the Seller pursuant to this Agreement in respect of any failure on the part of the Seller to observe, perform or comply with any such obligations, or for any act, matter or thing arising out of or in connection with this Agreement, or under or in relation to any associated arrangements or negotiations. 12.3 The External Administrators do not provide any warranty or representation as to any matter or thing. 12.4 The parties acknowledge and agree that if the assets of the Seller are insufficient, the Buyer may not recover any shortfall by bringing proceedings against the External Administrators personally. 12.5 Notwithstanding any other provision of this Agreement or the provisions of section 443A(2) of the Corporations Act, the liability of the External Administrators is limited by the provisions of this clause 12. In the event of any inconsistency with any other provision of this Agreement, this clause is paramount. The release contained in this clause may be pleaded by the External Administrators as a bar to any litigation or proceeding against them by the Buyer. Limitation of liability 12.6 Notwithstanding the foregoing, to the extent the External Administrators or their Representatives are found to have any liability under or in connection with this Agreement: (a) their respective liability is limited to the extent that such liability is able to be met from the assets of the Seller Group; and (b) the maximum aggregate liability of the External Administrators and their Representatives is USD 1,000.

41 No proceedings 12.7 The Buyer will not make a claim or raise any objection as to the External Administrators’ power or capacity to: (a) sign this Agreement; or (b) complete or perfect any obligation of the Seller pursuant to this Agreement. 12.8 The Buyer unconditionally and irrevocably covenants not to sue, make any claim or commence or permit to be commenced in its name, or continue, any proceeding against the External Administrators in their personal capacity of any nature whatsoever or in any way related to anything under this Agreement. Release 12.9 The Buyer waives its rights and forever releases and discharges the External Administrators from all Claims they may have or claim to have, or, but for this release, might have had against the External Administrators connected with or arising out of this Agreement. Acknowledgement 12.10 The Buyer acknowledges that: (a) the External Administrators were appointed as joint and several administrators of the Seller on 11 March 2024 (Appointment Date) and neither the Buyer or any party associated with the Buyer is entitled to make any Claim against the External Administrators (in their capacity as administrators) or objection to the appointment of the External Administrators (as administrators); (b) these limitations of liability of the External Administrators will be in addition to, and not in substitution for, any indemnity or relief otherwise available from the Seller or the External Administrators and will continue notwithstanding Completion; (c) these limitations of liability of the External Administrators will continue notwithstanding the External Administrators ceasing to act as the administrators of the Seller, and will operate as waivers of any Claims; and (d) information and material provided to the Buyer and any party associated with the Buyer by the External Administrators in connection with this Agreement is provided on behalf of the Seller and not by the External Administrators and no External Administrator gives any representation or warranty as to the completeness, accuracy or relevance of any such information or material, or any representation arising out of or in connection with such information or materials. Indemnity 12.11 Subject to clause 12.12, from Completion the Buyer and the Target Company indemnifies the External Administrators, in their capacity as deed administrators or voluntary administrators of the Target Company, against any Claim, Liability or Loss in relation to any Claim or Liability of the Target Group arising from any purchase orders that have been made to suppliers that are Confirmed Customer Purchase Orders. 12.12 The maximum aggregate Liability of the Buyer and any Buyer Group Member for any and all Claims made under or in connection with the indemnity under clause 12.11 is limited to the greater of: (a) USD 1,500,000; or

42 (b) an amount otherwise agreed between the parties in writing pursuant to, and in accordance with, clause 5.6. Benefit of this Agreement 12.13 Notwithstanding any other provision of this Agreement, or any applicable law or statute, and, for the avoidance of doubt: (a) indemnities, releases, undertakings, guarantees and warranties given in favour of the Seller and limitations on the liability of the Seller under this Agreement apply also to the External Administrators (irrespective of whether the External Administrators are expressly mentioned in that context) and the Seller and the External Administrators will be entitled to rely on each such indemnity, release, undertaking and warranty and limitation on liability jointly and severally; and (b) the External Administrators may enforce such indemnity, release, undertaking, warranty, guarantee and limitation of liability against the Buyer in their own names or in the name and on behalf of the Seller, as they see fit. Deed Poll 12.14 The Buyer agrees that the provisions of this clause 12 and any other rights expressed to be for the benefit of the External Administrators operate as a deed poll in favour of and for the benefit of the External Administrators and may be relied on and enforced by each of the External Administrators, in accordance with its terms even if the External Administrators are not named as parties to this Agreement. The External Administrators must be treated only to this extent as parties to this Agreement. 12.15 On request of the Seller, the Buyer agrees to provide a deed of covenant in favour of the External Administrators restating any acknowledgement or agreements in this Agreement which confer a benefit on the External Administrators. Survival 12.16 The parties agree that this clause 12 survives the External Administrators ceasing to act as administrators of the Seller and the expiry or termination of this Agreement. Fraud 12.17 None of the limitations in this clause 12 limit the liability of the External Administrators to the extent it arises from that External Administrator's fraud or deliberate misleading and/or deliberate deceptive conduct. 13. GST 13.1 Any consideration or amount payable under this Agreement, including any non-monetary consideration, is exclusive of GST unless expressly stated otherwise. 13.2 If GST is payable on any supply made by the Seller to the Buyer under or in connection with this Agreement, the Buyer must pay to the Seller an amount equal to the GST payable on the supply. 13.3 The Buyer must pay the amount referred to in clause 13.2 in addition to and at the same time that the consideration for the supply is to be provided under this Agreement, but not before the Seller has provided the Buyer with a tax invoice in respect of the supply. 13.4 If an adjustment event arises in connection with a supply made by the Seller to the Buyer under or in connection with this Agreement, the amount payable by the Buyer under

43 clause 13.2 will be recalculated to reflect the adjustment event and a payment will be made by the Buyer to the Seller or by the Seller to the Buyer as the case requires, but in neither alternative until an adjustment note has been issued by the Seller to the Buyer. 13.5 Where a party is required under this Agreement to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the amount of the expense or outgoing less any input tax credits in connection with the expense or outgoing to which the other party is entitled. 14. Foreign resident capital gains withholding 14.1 For the purposes of Subdivision 14-D of Schedule 1 to the TAA, the Seller declares that: (a) it is a resident (as defined by the Tax Act); (b) the Sale Shares are membership interests (as defined in the Tax Act); (c) the Sale Shares are not indirect Australian real property interests (as defined in the Tax Act); and (d) the Buyer may rely on the declaration in clause 14.1; 14.2 If Completion occurs later than the date that is six months after the date of this Agreement, the Seller must deliver to the Buyer, on or before Completion, a further declaration that the Sale Shares are not indirect Australian real property interests for the purposes of the Tax Law. The further declaration must be for a specified period of no longer than six months and must include the Completion Date. 14.3 The Buyer acknowledges the declaration in clause 14.1 and agrees not to withhold any amount in respect of Subdivision 14-D of Schedule 1 to the TAA, unless the Buyer notifies the Seller (or the Seller otherwise determines) that the declaration the Seller has made has ceased to be true. 14.4 For the purposes of this clause 14, TAA means the Taxation Administration Act 1953 (Cth). 15. Confidentiality Provisions to remain confidential 15.1 Subject to clause 15.2, each party must not, without the prior written consent of the other party, disclose any information regarding: (a) the existence, content or effect of this Agreement or any other agreement entered into in connection with this Agreement; (b) the fact or content of negotiations leading up to or relating to this Agreement; or (c) received or obtained by a party or its Related Bodies Corporate or Representatives regarding any of the other parties or their Related Bodies Corporate or Representatives. Permitted disclosures 15.2 A party may make disclosures: (a) with the prior written consent of the other party;

44 (b) in respect of the: (i) Buyer, to its Related Bodies Corporate and Representatives the Buyer reasonably thinks necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) Seller, to Casa Technologies and its Representatives but only on a confidential basis; (c) if required by law or a Government Agency, but only if: (i) as far as practicable and lawful, the other parties have been informed of the form and terms of the proposed disclosure and have had a reasonable opportunity to comment on the form and terms; or (ii) where it is not practicable or lawful to consult with the other parties before making a disclosure, the disclosure is limited to the minimum information required to comply with the law or requirements of the Government Agency; or (d) if the information to be disclosed has already come into the public domain through no fault of that party, its Related Bodies Corporate or Representatives, shareholders or investors; (e) to comply with any obligation of a party under this Agreement, including in respect of satisfying any Conditions Precedent; (f) to comply with the External Administrators’ obligations including but not limited to creditors and statutory authorities. Announcements 15.3 Subject to clause 15.4, no party will make or authorise a public announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this Agreement unless: (a) it has the prior written consent of the other parties; or (b) it is required to do so by Law or stock exchange rules and gives the other parties reasonable notice of the intended announcement or communication. 15.4 The Buyer and the Seller will cooperate to agree the form of any announcement regarding this Agreement and the Transaction. Use of Confidential Information following Completion 15.5 On and from Completion, the Seller must not (and must procure that each member of the Seller Group does not) disclose, use or exploit any Confidential Information for its own commercial purposes or benefit or to the competitive disadvantage of the Buyer Group. 16. Notices How to give a notice 16.1 A notice, consent or other communication under this Agreement is only effective if it is: (a) in writing and in English, signed by or on behalf of the person giving it (and if a notice is sent by email and it is not signed, it is deemed to be signed by the person identified as the sender of the email);

45 (b) addressed to the person to whom it is to be given at the address or email address set out in clause 16.3; and (c) either: (i) delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person’s address; or (ii) sent in electronic form (such as email). When a notice is given 16.2 A notice, consent or other communication that complies with this clause 16 is regarded as given and received: (a) if it is sent by mail: (i) within Australia – three Business Days after posting; or (ii) to or from a place outside Australia – seven Business Days after posting; and (b) if it is sent in electronic form – when the sender receives a valid, digitally signed acknowledgment of receipt from the addressee provided that the email identifies the sender and clearly indicates the subject matter of the notice in the subject heading of the email. Address for notices 16.3 A person’s mail and email address are those set out below, or as the person notifies the sender: Seller Address: c/o Cor Cordis, Suite 26.03, Level 26, 6 O’Connell Street, Sydney NSW 2000 Email: kconneely@corcordis.com.au and rgoyal@corcordis.com.au Attention: Catherine Conneely and Rahul Goyal as external administrators of the Seller With a copy to: Arnold Bloch Leibler of Level 24, Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia Attention: Gavin Hammerschlag and Stephen Lloyd ghammerschlag@abl.com.au and slloyd@abl.com.au Buyer Address: DZS Inc., 5700 Tennyson Pkwy, Suite 400, Plano, Texas USA Email: legal@dzsi.com Attention: Legal Department With a copy to: Baker McKenzie, Tower One – International Towers Sydney, Level 46, 100 Barangaroo Avenue, Barangaroo NSW 2000 Attention: Kate Jefferson Kate.jefferson@bakermckenzie.com

46 17. General Governing law 17.1 This Agreement, and any dispute arising out of or in connection with the subject matter of this Agreement, is governed by the laws of New South Wales, Australia. 17.2 Each party irrevocably and unconditionally: (a) submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia and courts of appeal from them, in respect of any proceedings arising out of or in connection with the subject matter of this Agreement; and (b) waives without limitation, any claim based on absence of jurisdiction or inconvenient forum. Consents 17.3 Where this Agreement contemplates that a party may agree, approve or consent to something (however it is described), that party may give that agreement, approval or consent conditionally or unconditionally or withhold that agreement, approval or consent at that party’s absolute discretion, unless this Agreement expressly contemplates otherwise. Waiver and exercise of rights 17.4 A waiver by a party of a provision of or a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver. 17.5 A waiver is effective only in the specific instance and for the specific purpose for which it is given. 17.6 A single or partial exercise of a right by a party does not preclude another or further exercise or attempted exercise of that right or the exercise of another right. 17.7 Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver. Operation of this Agreement 17.8 This Agreement, and any document referred herein, contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this Agreement and has no further effect. No merger 17.9 No provision of this Agreement merges on Completion. Counterparts 17.10 This Agreement may be executed in counterparts. All counterparts taken together constitute one document. 17.11 Counterparts may be signed and exchanged by any means and in any form effective under applicable law, whether physical or electronic. Each party consents to the use of any method of signature which is commonly accepted in Australia for documents of this nature (including DocuSign or another reputable digital signature platform, or a scanned

47 or other visual representation of a handwritten signature) and is otherwise effective at law. Amendment and assignment 17.12 This Agreement can only be amended or replaced by another document executed by the parties. 17.13 A party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other parties, and any purported assignment in contravention of this clause is void. Invalid or unenforceable provisions 17.14 If a provision of this Agreement is invalid or unenforceable in a jurisdiction: (a) it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and (b) that fact does not affect the validity or enforceability of: (i) that provision in another jurisdiction; or (ii) the remaining provisions. Inconsistency 17.15 If there is any inconsistency between this Agreement and any other document, this Agreement will prevail to the extent of the inconsistency. No waiver 17.16 A failure to exercise or a delay in exercising any right, power or remedy under this Agreement does not operate as a waiver. A single or partial exercise or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. Costs 17.17 Except as expressly provided otherwise in this Agreement, each party must pay its own costs in respect of this Agreement and the Transaction (including, but not limited to, the Reorganisation which shall be for the sole account of the Seller). Duty 17.18 The Buyer must pay all Duty in relation to the execution and performance of this Agreement. Payments 17.19 All payments required to be made under this Agreement must be made by direct transfer of immediately available and freely transferable funds, to: (a) in the case of a payment to the Seller, the Seller’s Account; and (b) in the case of a payment to the Buyer, the bank account notified by the Buyer to the Seller at least two Business Days before the date of payment. Set-off 17.20 The Seller has no right of set-off against a payment due to the Buyer.

48 17.21 The Buyer may set-off any amount due to it from the Seller as provided for under this Agreement. Prior to the Buyer exercising any set-off right provided for under this Agreement, the Buyer must first notify the Seller and the External Administrators of its intention to set-off a relevant amount and provide the Seller a reasonable opportunity to rectify the circumstances under which the set-off right has arisen. Further assurances 17.22 Each party must, at its own expense, whenever reasonably requested by another party, promptly do or, to the extent reasonably practicable, arrange for others (including its employees and agents) to do everything, including executing any documents, reasonably necessary to give full effect to this Agreement and the Transaction. Supervening legislation 17.23 Any future legislation which operates to vary the rights or obligations of a party under this Agreement is excluded unless its exclusion is prohibited or rendered ineffective by law. Service of Process 17.24 The Buyer appoints the Buyer’s Solicitors of Tower One – International Towers Sydney, Level 46, 100 Barangaroo Avenue, Barangaroo NSW 2000 in relation to proceedings in Australia as its agent to receive service of any legal process on its behalf without excluding any other means of service permitted by the law of Australia.

49 Execution Executed as an agreement. Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney. SIGNED for Casa Communications Holdings Pty Ltd (Administrators Appointed) ACN 632 732 659 by one of its joint and several external administrators: /s/ Rahul Goyal Signature of external administrator /s/ Anna Conneely Signature of witness Rahul Goyal Name of external administrators Anna Conneely Name of witness

50 SIGNED by an authorised signatory of DZS Inc.: /s/ Justin Ferguson Signature of authorised signatory Justin Ferguson Name of authorised signatory

Annexure A Transaction Support DOCA [See attachment]

Annexure B Distribution DOCA [See attachment]

Annexure C Casa Tech DOCA [See attachment]